FOSTER WHEELER ANNOUNCES RETIREMENT OF RICHARD J. SWIFT, CEO

CLINTON, NJ, April 2, 2001 - Foster Wheeler Corporation (FWC:NYSE) today announced that Richard J. Swift, its Chairman, President, and Chief Executive Officer has indicated his intention to retire by the end of 2001.

"Dick will continue to guide the operations of the company until his retirement, to ensure a smooth transition while a search is conducted by the executive search firm Spencer Stuart," said Board member Joseph J. Melone. "Both internal and external candidates will be considered."

"Foster Wheeler has an outstanding reputation in our industry, and is especially known for innovation and quality throughout the world. The Board of Directors, together with the management team, have positioned the company to take advantage of the improving business climate in the markets we serve. With the energy crisis in California, and potentially elsewhere, the business environment for Foster Wheeler's clean coal technology and other power generation equipment is particularly positive. In view of these circumstances, and my desire to retire and pursue new challenges, I wanted to seize this opportunity, and, by the end of the year, confidently pass the reins to a successor chosen by the Board," said Mr. Swift.

"During his 27 years with the company, and since his appointment to the CEO post in 1994, Dick has been instrumental in growing the energy equipment market segment of the business, while successfully managing our core engineering and construction operations," added Mr. Melone. "He has also championed the change of the Company's domicile to Bermuda to enhance the performance of the Company's global business, and will lead the Company in seeking shareholder approval for this important matter at the upcoming annual meeting on April 23rd. We are very much indebted to him for his achievements and are happy that he will continue in his executive capacity and as a member of the Board of Directors until his retirement."

The financial impact of the terms of Mr. Swift's retirement will result in a charge of approximately 4 cents per share after tax in the second quarter.

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Notes to Editors:

1. Foster Wheeler Corporation is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operations and environmental services. The Corporation's headquarters are at Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project scheduled, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.

MEDIA CONTACTS ONLY:  Alastair Davie  908-730-4444  Rita Kroeber  908-730-4448

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